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                                                                      Exhibit 21


                         SUBSIDIARIES OF THE REGISTRANTS

Louisville Gas and Electric Company (a Kentucky corporation), Kentucky Utilities Company (a Kentucky and Virginia corporation), LG&E Capital Corp. (a Kentucky corporation), WKE Corp. (a Kentucky corporation), Western Kentucky Energy Corp. (a Kentucky corporation), LG&E Power Inc. (a Delaware corporation), LG&E Power Services Inc. (a California corporation), LG&E Power Operations Inc. (a California corporation), LG&E Energy Marketing Inc. (an Oklahoma corporation), LG&E International Inc. (a Delaware corporation), CRC-Evans International, Inc. (a Delaware corporation) and CRC-Evans Pipeline International, Inc. (a Delaware corporation) are significant subsidiaries of LG&E Energy Corp.

Louisville Gas and Electric Company, Kentucky Utilities Company, LG&E Energy Marketing Inc. and LG&E Capital Corp. are wholly-owned direct subsidiaries of LG&E Energy Corp., WKE Corp., LG&E Power Inc., LG&E International Inc. and CRC-Evans International, Inc. are wholly-owned direct subsidiaries of LG&E Capital Corp. Western Kentucky Energy Corp. is a wholly-owned direct subsidiary of WKE Corp., LG&E Power Services Inc. and LG&E Power Operations are wholly-owned direct subsidiaries of LG&E Power Inc. CRC-Evans Pipeline International, Inc. is a wholly-owned subsidiary of CRC-Evans International, Inc.

LG&E Capital Corp., directly and through it subsidiaries and affiliates, including WKE Corp., LG&E Power Inc., LG&E Power Inc., and CRC-Evans International, Inc., is a holding company for non-regulated domestic energy and energy related operations, investments, activities and services.

WKE Corp., together with Western Kentucky Energy Corp. and five other subsidiaries, leases and operates power generation facilities in western Kentucky and related assets.

LG&E Power Inc. conducts non-regulated domestic energy operations and activities through its subsidiaries and affiliates, including LG&E Power Services Inc. and LG&E Power Operations Inc. LG&E Power Services Inc. operates and maintains domestic power generation facilities. LG&E Power Operations Inc., together with approximately 37 subsidiaries or affiliates operating in the United States, owns interests in domestic power generation facilities. Approximately twenty-one other subsidiaries of LG&E Power Inc. (20 operating in the United States and one operating in Canada) together are involved in the gathering, processing, storage and transportation of natural gas in the United States and the marketing of natural gas in Canada.

LG&E International Inc., together with eight subsidiaries operating in the United States, three operating in Argentina and


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two in Spain, holds LG&E Energy Corp.'s investments in the Argentine gas distribution companies and its current investments in foreign power generation facilities.

LG&E Energy Marketing Inc., together with one subsidiary operating in the United States, markets and brokers electric power and natural gas in the United States.

CRC-Evans International, Inc., together with CRC-Evans Pipeline International, Inc. and five other subsidiaries, provides equipment leasing and other services to the pipeline construction and repair industry in North America and worldwide.

Louisville Gas and Electric Company has no subsidiaries.

Kentucky Utilities Company has one subsidiary, Lexington Utilities Company (a Kentucky corporation).